Exhibit A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

CARBONITE, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

141337105

(CUSIP Number)

R. Scott Turicchi

President and Chief Financial Officer

j2 Global, Inc.

6922 Hollywood Blvd., Suite 500

Los Angeles, California 90028

(323) 860-9200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 3, 2015

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐ .

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Continued on following page(s)

Page 1 of 5 Pages

1	Names of Reporting Persons j2 Global, Inc.
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☐ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) WC
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 2,539,920
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,539,920
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,539,920
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 9.42%
14	Type of Reporting Person (See Instructions) CO

Item 1.	Security and Issuer.

This Amendment No. 3 (the “Amendment”) amends and supplements the Schedule 13D filed by j2 Global, Inc., a Delaware corporation (the “Reporting Person”), with the Securities and Exchange Commission on November 5, 2012, as amended (the “Statement”), related to the Common Stock, par value $0.01 per share (the “Shares”), of Carbonite, Inc., a Delaware corporation (the “Issuer”). The address of the Issuer’s principal executive offices is Two Avenue de Lafayette, Boston, Massachusetts 02111.

Unless specifically amended or modified hereby, the disclosures set forth in the Statement remain unchanged.

Item 4.	Purpose of Transaction.

Item 4 of the Statement is amended and supplemented as follows:

On March 3, 2015, j2 submitted to the Issuer a notice of its intent (the “Notice”) to nominate three individuals (the “Nominees”) for election to the Issuer’s board of directors at the 2015 annual meeting of stockholders of the Issuer (the “Annual Meeting”). The Notice also disclosed j2’s intent to solicit proxies from the stockholders of the Issuer to elect the Nominees. The foregoing description of the Notice is qualified in its entirety by reference to the full text of the Notice, a copy of which is attached hereto as Exhibit I and incorporated herein by reference.

j2 nominated Douglas Y. Bech, Robert J. Cresci and William Brian Kretzmer, all current independent directors of j2, for the three director positions replacing the directors whose terms are expiring at the Annual Meeting. If elected, j2 expects that its nominees, while mindful of and subject to their fiduciary duties to the Issuer, will support the pursuit of the sale process through to its conclusion to the highest bidder.

Item 7.	Material to be Filed as Exhibits.

Exhibit I – Notice

Additional Information

In connection with the nomination of the nominees to the board of directors of Carbonite, j2 intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. INVESTORS AND STOCKHOLDERS OF CARBONITE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of these documents (if and when available) and other documents filed with the SEC by j2 through the web site maintained by the SEC at http://www.sec.gov. The proxy statement and other relevant documents may also be obtained for free by directing a request to j2’s Secretary at 6922 Hollywood Boulevard, 5th Floor, Los Angeles, California 90028.

j2 and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of a proxy contest for the election of directors to the Board of Directors of Carbonite. Information regarding the names and interests in Carbonite of j2 and such participants in any solicitation of Carbonite stockholders will be available in the proxy statement to be filed with the SEC by j2. Additional information is available in the statement on Schedule 13D with respect to Carbonite filed with the SEC by j2 on November 5, 2012, as amended.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 4, 2015	j2 GLOBAL, INC.

	By:	/s/ R. Scott Turicchi
	Name:	R. Scott Turicchi
	Title:	President and Chief Financial Officer

Exhibit I

Copper Holdings, Inc.

6922 Hollywood Blvd.

Suite 500

Los Angeles, California 90028

March 4, 2015

Danielle Sheer

General Counsel, Vice President and Secretary

Carbonite, Inc.

Two Avenue de Lafayette

Boston, Massachusetts 02111

Re:	Notice of Director Nominations and Other Proposed Business at the Annual Meeting

Dear Ms. Sheer:

Copper Holdings, Inc. (the “Stockholder”) represents that it is a record holder of shares of the common stock, par value $0.01 per share (the “Common Stock”), of Carbonite, Inc. (the “Company”) and a wholly owned subsidiary of j2 Global, Inc. (“j2”). The Stockholder represents that it intends to (i) continue to be a record holder of shares of the Common Stock on the date that the Company sets as the record date for its 2015 annual meeting of stockholders (the “Annual Meeting”) and on the date of the Annual Meeting itself and (ii) appear in person or by proxy at the meeting and propose the business described in this Notice. Certain other information about the Stockholder is set forth in Exhibit 1 to this notice letter (this “Notice”) which is incorporated herein by reference.

This Notice is being delivered pursuant to Section 1.11 of the Company’s Bylaws (the “Advance Notice Provision”). At the Annual Meeting, the Stockholder intends to nominate the following persons as directors (the “Nominees”) at the Annual Meeting:

Douglas Y. Bech

Robert J. Cresci

William Brian Kretzmer

Although the Stockholder expects that three directors would be elected at the Annual Meeting, should the Board of Directors of the Company (the “Board”) determine to reduce that number, the Stockholder expects to request that one or more of these Nominees withdraw their candidacy.

The Stockholder is making this proposal at the Annual Meeting because in accordance with Article I, Section 2 of the Bylaws, directors shall be elected at the Annual

Meeting. Should the Board announce an increase in the number of directors to be elected at the Annual Meeting beyond three, the Stockholder will promptly provide the names and required information with respect to such additional directors as the Stockholder will propose to nominate. The Stockholder is not providing any additional names at this time because it has no knowledge that the number of Class I directors has been increased or that a greater number of directors would be proposed for election.

The Stockholder and j2 agree, if requested by the Company, to supplement the information provided in this Notice, including the Exhibits hereto, that is required by subparagraphs (a)(iii)(C)(2), (3) and (4) of Section 1.11 of the Bylaws not less than 10 days after such record date.

In the event any Nominee is unable to stand for election at the Annual Meeting, the Stockholder, in person or by proxy, intends to nominate a person in the place of such Nominee.

Pursuant to the Advance Notice Provision, certain information about the Stockholder and j2 is set forth in Exhibits 1A and 1B, respectively, and certain information about each Nominee is set forth in Exhibit 3. In addition, each Nominee has consented to being named as a nominee in a proxy statement and to serve as a director of the Company, if elected. The written consent of each Nominee is attached as Exhibits 2A through 2C, respectively. The Exhibits and all attachments thereto are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Exhibits and all attachments thereto, should be deemed disclosed for all purposes of this Notice.

This Notice has been prepared and delivered in strict accordance with the Advance Notice Provision. If the Company or any authorized representative of the Company or the Board believes that this Notice does not comply with the Advance Notice Provision or is otherwise in any way deficient, the Company should immediately call Patrick S. Brown (310-712-6603) or Eric M. Krautheimer (310-712-6678) of Sullivan & Cromwell LLP to notify them of the alleged deficiency so that they can arrange for the Stockholder to supplement and/or amend this Notice in whatever ways the Stockholder believes to be appropriate.

The execution and delivery of this Notice shall not constitute a waiver of the rights of the Stockholder to contest the validity of the Advance Notice Provision or any determinations made with respect to this Notice.

[Signature page follows]

Very truly yours,

Copper Holdings, Inc.

By:	/s/ R. Scott Turicchi
R. Scott Turicchi, Chief Financial Officer and Treasurer

cc:	Patrick S. Brown

Eric M. Krautheimer

(Sullivan & Cromwell LLP)

EXHIBIT 1A

Certain Information Concerning the Stockholder

The name and address of the Stockholder as they appear on the books of the Company are:

Copper Holdings, Inc., 6922 Hollywood Blvd., Suite 500, Los Angeles, California 90028

Currently, the Stockholder has record ownership of 1,000 shares of Common Stock, which is equal to approximately 0.003% of the outstanding shares of the Common Stock and beneficial ownership of 2,539,920 shares of Common Stock, which is equal to 9.42% of the outstanding shares of the Common Stock, in each case based on the number of shares reported by the Company in its Form 10-Q for the quarterly period ended September 30, 2014. More information about the ownership of the Common Stock by the Stockholder is contained in the Schedule 13D relating to the Company that was filed by j2 on November 5, 2012, as amended, which is incorporated herein by reference.

Other than the fact that each of the Nominees would be indemnified for service on the Board by j2 under Section 6.4 of j2’s Bylaws, there is no agreement, arrangement or understanding:

(i)	that has been entered into as of the date of this Notice by, or on behalf of, the Stockholder, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Stockholder or any Stockholder Associated Person (as defined in Section 1.11 of the Amended and Restated Bylaws of the Company) or any Nominee in respect of the Company’s securities, or

(ii)	in connection with the nominations made pursuant to this Notice, between or among the Stockholder and any Stockholder Associated Person and any of their respective affiliates or associates, and any others acting in concert with any of the foregoing.

The Stockholder intends to solicit proxies from stockholders in support of the nominations made pursuant to this Notice.

EXHIBIT 1B

Certain Information Concerning j2

The name and address of j2 as they appear on the books of the Company are:

j2 Global, Inc., 6922 Hollywood Blvd., Suite 500, Los Angeles, California 90028

Currently, j2 has beneficial ownership of 2,539,920 shares of Common Stock, which is equal to 9.42% of the outstanding shares of the Common Stock based on the number of shares reported by the Company in its Form 10-Q for the quarterly period ended September 30, 2014. More information about the ownership of the Common Stock by j2 is contained in the Schedule 13D relating to the Company that was filed by j2 on November 5, 2012, as amended, which is incorporated herein by reference.

Other than the fact that each of the Nominees would be indemnified for service on the Board by j2 under Section 6.4 of j2’s Bylaws, there is no agreement, arrangement or understanding:

(i)	that has been entered into as of the date of this Notice by, or on behalf of, j2, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Stockholder or any Stockholder Associated Person (as defined in Section 1.11 of the Amended and Restated Bylaws of the Company) or any Nominee in respect of the Company’s securities, or

(ii)	in connection with the nominations made pursuant to this Notice, between or among the Stockholder and any Stockholder Associated Person and any of their respective affiliates or associates, and any others acting in concert with any of the foregoing.

j2 intends to solicit proxies from stockholders in support of the nominations made pursuant to this Notice.

EXHIBIT 2A

CONSENT

I hereby consent to being named in the proxy statement of Copper Holdings, Inc. and j2 Global, Inc. as a nominee for election as a director of Carbonite, Inc. (the “Company”) at its 2015 annual meeting of stockholders and to serve as a director of the Company if elected.

/s/ Douglas Y. Bech
Name:	Douglas Y. Bech
Date:	March 4, 2015

EXHIBIT 2B

CONSENT

I hereby consent to being named in the proxy statement of Copper Holdings, Inc. and j2 Global, Inc. as a nominee for election as a director of Carbonite, Inc. (the “Company”) at its 2015 annual meeting of stockholders and to serve as a director of the Company if elected.

/s/ Robert J. Cresci
Name:	Robert J. Cresci
Date:	March 4, 2015

EXHIBIT 2C

CONSENT

I hereby consent to being named in the proxy statement of Copper Holdings, Inc. and j2 Global, Inc. as a nominee for election as a director of Carbonite, Inc. (the “Company”) at its 2015 annual meeting of stockholders and to serve as a director of the Company if elected.

/s/ W. Brian Kretzmer
Name:	W. Brian Kretzmer
Date:	March 4, 2015

EXHIBIT 3

Information Concerning the Nominees

Douglas Y. Bech

(a) Douglas Y. Bech is 69 years old and a citizen of the United States. His business address is 6922 Hollywood Blvd., Suite 500, Los Angeles, California 90028.

(b) (i) Mr. Bech has been employed, and his principal occupation since 1997 has been, as Chairman and Chief Executive Officer of Raintree Resorts International, Inc., a company that owns and operates vacation ownership resorts throughout North America located at 10000 Memorial Drive, Suite 480, Houston, Texas 77024. During the past five years, Mr. Bech has been a director at Frontier Oil Corporation, HollyFrontier Corporation, CIM Commercial Trust Corporation, Moody National REIT II and j2. None of the entities referred to in this item (b) with which Mr. Bech has been involved during the past five years is a subsidiary or other affiliate of the Company.

(ii) Mr. Bech would be a good fit as a director of the Company because of his previous work as a securities and corporate finance lawyer, as a director of other public companies, and his current experience as a chief executive officer of a private enterprise engaged in marketing, management and consumer finance in three different countries.

(c) Neither Mr. Bech nor any of his associates owns any securities issued by the Company or any of its subsidiaries (“Company Securities”), beneficially or of record, nor has he or, to his knowledge, they, purchased or sold any such securities within the past two years. Mr. Bech is not party to any contract, arrangement or understanding with any person with respect to any Company Securities, nor does he or any of his associates have any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company will or may be a party. Other than his own election and the interests of j2 and the Stockholder in seeking to have a transaction engaged in by Carbonite, Mr. Bech has no interest, direct or indirect, in any matter to be acted upon at the Company’s 2015 annual meeting, assuming that the matters are those that were acted upon at the Company’s annual meeting of stockholders on June 2, 2014.

(d) There are no relationships by blood, marriage or adoption (not more remote than first cousin) between Mr. Bech and any other director or executive officer of the Company, or any person nominated or chosen to become a director or an executive officer of the Company.

(e) During the past ten years, Mr. Bech has not been involved in any event or proceeding described in Item 401(f) of Regulation S-K. Neither Mr. Bech nor any of his associates is a party adverse to the Company or any of its subsidiaries in any material proceeding, or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding.

(f) Based on the criteria for independence set forth in the Company’s proxy statement for the 2014 annual meeting of stockholders of the Company, the Stockholder believes that if elected to serve, Mr. Bech would be an independent director.

(g) Since the beginning of the Company’s last fiscal year, there has not been any transaction, or series of similar transactions, or proposed transaction, or series of similar transactions, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Bech, his associates or any member of his immediate family, had or will have a direct or indirect material interest.

For purposes of this item (g), (i) “immediately family” has the meaning ascribed to it by Instruction (1)(a)(iii) to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) “associate” has the meaning ascribed to it by Rule 14a-1(a) under the Exchange Act.

(vii) Mr. Bech has consented to being submitted as a nominee, to be named in a proxy statement as a nominee, and to serve as a director of the Company if elected. Mr. Bech’s written consent to serve as a director of the Company if elected is attached as Exhibit 2A. Mr. Bech would be indemnified under j2’s Bylaws for his service as a director of the Company, should he be elected to the Board. Other than as set forth in this paragraph, there are no arrangements or understandings between Mr. Bech and any other person pursuant to which he was selected as a nominee for director.

Robert J. Cresci

(a) Robert J. Cresci is 71 years old and a citizen of the United States. His business address is 6922 Hollywood Blvd., Suite 500, Los Angeles, California 90028.

(b) (i) Mr. Cresci has been employed, and his principal occupation since 1990 has been, as Managing Director of Pecks Management Partners Ltd., an investment management firm located at One Rockefeller Plaza, Suite 1427, New York, New York 10020. During the past five years, Mr. Cresci has been a director at Luminex Corporation, OFS Capital Corporation, CIM Commercial Trust Corporation and j2. None of the entities referred to in this item (b) with which Mr. Cresci has been involved during the past five years is a subsidiary or other affiliate of the Company.

(ii) Mr. Cresci would be a good fit as a director of the Company because of his extensive knowledge of investment management and accounting from his experience with Pecks Management Partners Ltd. and his experience serving on other public company boards of directors.

(c) Neither Mr. Cresci nor any of his associates owns any Company Securities, beneficially or of record, nor has he or, to his knowledge, they, purchased or sold any such securities within the past two years. Mr. Cresci is not party to any contract, arrangement or understanding with any person with respect to any Company Securities, nor does he or any of his associates have any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company will or may be a party. Other than his own election and the interests of j2 and the Stockholder in seeking to have a transaction engaged in by Carbonite, Mr. Cresci has no interest, direct or indirect, in any matter to be acted upon at the Company’s 2015 annual meeting, assuming that the matters are those that were acted upon at the Company’s annual meeting of stockholders on June 2, 2014.

(d) There are no relationships by blood, marriage or adoption (not more remote than first cousin) between Mr. Cresci and any other director or executive officer of the Company, or any person nominated or chosen to become a director or an executive officer of the Company.

(e) During the past ten years, Mr. Cresci has not been involved in any event or proceeding described in Item 401(f) of Regulation S-K. Neither Mr. Cresci nor any of his associates is a party adverse to the Company or any of its subsidiaries in any material proceeding, or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding.

(f) Based on the criteria for independence set forth in the Company’s proxy statement for the 2014 annual meeting of stockholders of the Company, the Stockholder believes that if elected to serve, Mr. Cresci would be an independent director.

(g) Since the beginning of the Company’s last fiscal year, there has not been any transaction, or series of similar transactions, or proposed transaction, or series of similar transactions, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Cresci, his associates or any member of his immediate family, had or will have a direct or indirect material interest.

For purposes of this item (g), (i) “immediately family” has the meaning ascribed to it by Instruction (1)(a)(iii) to Item 404(a) of Regulation S-K under the Exchange Act and (ii) “associate” has the meaning ascribed to it by Rule 14a-1(a) under the Exchange Act.

(vii) Mr. Cresci has consented to being submitted as a nominee, to be named in a proxy statement as a nominee, and to serve as a director of the Company if elected. Mr. Cresci’s written consent to serve as a director of the Company if elected is attached as Exhibit 2B. Mr. Cresci would be indemnified under j2’s Bylaws for his service as a director of the Company, should he be elected to the Board. Other than as set forth in this paragraph, there are no arrangements or understandings between Mr. Cresci and any other person pursuant to which he was selected as a nominee for director.

William Brian Kretzmer

(a) William Brian Kretzmer is 61 years old and a citizen of the United States. His business address is 6922 Hollywood Blvd., Suite 500, Los Angeles, California 90028.

(b) (i) Mr. Kretzmer has been employed, and his principal occupation since 2006 has been, as Founder and Managing Partner of Kretzmer Consulting, LLC., a consulting firm located at 2 Hawthorne Lane, Coto de Caza, California 92679 and as Executive Chairman of Polymer Plainfield Holdings (US) Inc., a contract manufacturing company specializing in plastic injection molding and precision metal stamping for the automotive and medical device industry located at 24035 West Riverwalk Court, Plainfield, Illinois 60544. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer, and from 1999 to 2000 he was also Chief Financial Officer, of MAI Systems Corporation, a provider of enterprise management solutions for lodging organizations. During the past five years, Mr. Kretzmer has been a director at j2. None of the entities referred to in this item (b) with which Mr. Kretzmer has been involved during the past five years is a subsidiary or other affiliate of the Company.

(ii) Mr. Kretzmer would be a good fit as a director of the Company because of his valuable operational and financial perspective and accounting experience from serving as a Chief Executive Officer and Chief Financial Officer of a public company, as well as his extensive experience working in the technological sector, including working since 1981 in public and private firms in fields relating to computers, communications equipment and enterprise software, among others.

(c) Neither Mr. Kretzmer nor any of his associates owns any Company Securities, beneficially or of record, nor has he or, to his knowledge, they, purchased or sold any such securities within the past two years. Mr. Kretzmer is not party to any contract, arrangement or understanding with any person with respect to any Company Securities, nor does he or any of his associates have any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company will or may be a party. Other than his own election and the interests of j2 and the Stockholder in seeking to have a transaction engaged in by Carbonite, Mr. Kretzmer has no interest, direct or indirect, in any matter to be acted upon at the Company’s 2015 annual meeting, assuming that the matters are those that were acted upon at the Company’s annual meeting of stockholders on June 2, 2014.

(d) There are no relationships by blood, marriage or adoption (not more remote than first cousin) between Mr. Kretzmer and any other director or executive officer of the Company, or any person nominated or chosen to become a director or an executive officer of the Company.

(e) During the past ten years, Mr. Kretzmer has not been involved in any event or proceeding described in Item 401(f) of Regulation S-K. Neither Mr. Kretzmer nor any of his associates is a party adverse to the Company or any of its subsidiaries in any material proceeding, or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding.

(f) Based on the criteria for independence set forth in the Company’s proxy statement for the 2014 annual meeting of stockholders of the Company, the Stockholder believes that if elected to serve, Mr. Kretzmer would be an independent director.

(g) Since the beginning of the Company’s last fiscal year, there has not been any transaction, or series of similar transactions, or proposed transaction, or series of similar transactions, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Kretzmer, his associates or any member of his immediate family, had or will have a direct or indirect material interest.

For purposes of this item (g), (i) “immediately family” has the meaning ascribed to it by Instruction (1)(a)(iii) to Item 404(a) of Regulation S-K under the Exchange Act and (ii) “associate” has the meaning ascribed to it by Rule 14a-1(a) under the Exchange Act.

(vii) Mr. Kretzmer has consented to being submitted as a nominee, to be named in a proxy statement as a nominee, and to serve as a director of the Company if elected. Mr. Kretzmer’s written consent to serve as a director of the Company if elected is attached as Exhibit 2A. Mr. Kretzmer would be indemnified under j2’s Bylaws for his service as a director of the Company, should he be elected to the Board. Other than as set forth in this paragraph, there are no arrangements or understandings between Mr. Kretzmer and any other person pursuant to which he was selected as a nominee for director.